Exhibit 99.1
Tattooed Chef Reports Third Quarter 2022 Financial Results
Conference Call Scheduled for 5 pm EST Today
Paramount, CA – November 15, 2022 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced financial results for the third quarter ended September 30, 2022 (“Q3 2022”).
Third Quarter 2022 Financial Overview Compared to Third Quarter 2021
•Net revenue of $54.1 million compared to $58.0 million
•Gross loss of $(3.9) million, or gross margin of (7.2)%, compared to gross profit of $5.0 million, or gross margin of 8.6%
•Net loss of $38.5 million
•Adjusted EBITDA loss (1) of $25.5 million
(1)Adjusted EBITDA is a non-GAAP financial measure as defined below under “Non-GAAP Measures.” Please see “Adjusted EBITDA Reconciliation” at the end of this press release.
“We are disappointed in our third quarter results, but remain committed to making Tattooed Chef a household name brand that generates value to our shareholders for years to come,” said Sam Galletti, President and CEO. “As previously announced, we have developed and are now executing a plan that we believe will put us on a path towards sustainable growth and profitability. Tattooed Chef holds a distinct position in our industry as a vertically integrated, value-added plant-based food company. We believe that the steps we are taking will help magnify these operating advantages and - when combined with a variety of ongoing expansion and efficiency initiatives – should position us to realize annual cost savings of approximately $30 million by year end 2023 and achieve positive EBITDA and cash flow by or around mid-year 2024.”
Mr. Galletti noted that the Company remains on track to expand retail partnerships for its Tattooed Chef branded products in 2022 and 2023, including the ongoing launch of its expanded presence in Walmart stores, which is expected to be completed by the end of November. Upgrades to the Company’s manufacturing facilities are continuing in the fourth quarter, including the installation of its first automated bowl line in Paramount, California that will double the capacity of the line in the same footprint. Expanding additional manufacturing capacity, and new products and categories that include refrigerated and ambient product introductions slated for 2023, remain on schedule.
“Innovation is the foundation of Tattooed Chef, and it will continue to drive our future success,” said Sarah Galletti, Chief Creative Officer and the Tattooed Chef. “Our brand is changing the way that people eat, and we will continue to develop great tasting and good-for-you plant-based foods that everyone can enjoy – whether you are vegan, a vegetarian, or just someone who wants to eat healthy.”

Third Quarter 2022 Results
Net revenue decreased by 6.7% to $54.1 million in Q3 2022 from $58.0 million for the three months ended September 30, 2021 (“Q3 2021”), the result of a $10.3 million year-over-year decrease in Tattooed Chef branded products. Private label and other revenues increased 27.4% or $6.4 million year over year driven by revenue contributions from our acquisitions of BCI Acquisition and various New Mexico entities and assets. The decline in branded product sales was driven by a $15.0 million decline in a tier-1 club and retail account and a $6.2 million increase in trade or contra revenue related expenses. Trade revenue included a $1.2 million increase in slotting fees as we focused on expanding Tattooed Chef branded products into additional retail stores across the country. Partially offsetting the impacts of this tier-1 account and step-up in slotting fees, branded product sales to accounts other than the tier-1 account referred to above in Q3 2022 increased 17.1% or $5.9 million over Q3 2021.
Cost of goods sold increased by 9.4% in Q3 2022 to $58.0 million from $53.0 million in Q3 2021. This increase was driven primarily by continued inflationary pressures pushing labor and freight to 34.1% of net revenue from 24.9% of net revenue in Q3 2021. These cost impacts were compounded by the addition of a new manufacturing facility in August 2022, which while expected to be accretive in the near term, increased the Company's rent, depreciation and other fixed costs in Q3 2022.
Gross loss was $(3.9) million, or (7.2)%, as compared to gross profit of $5.0 million, or 8.6%, in Q3 2021. The declines in gross profit and gross margin were due to lower revenues and the above-referenced increase in costs of goods sold, notably labor and freight.
Operating expenses increased to $31.6 million from $12.8 million in Q3 2021. The increase is primarily due to a $7.0 million increase in stock-based compensation, driven by shares issued under the Company's equity incentive plan, a $4.6 million increase marketing and advertising expenses, a $2.5 million increase in outside services expense, a $2.0 million increase in payroll related expenses, and a $0.7 million increase in facility expenses.
Net loss was $(38.5) million, or $(0.46) per share, compared to a net loss of $(8.2) million, or $(0.10) per share, in Q3 2021.
Adjusted EBITDA loss was $(25.5) million compared to Adjusted EBITDA loss of $(5.1) million in Q3 2021.
Financial Condition
At September 30, 2022, cash was $14.2 million and the amount drawn on our line of credit was approximately $20.0 million. Net cash used in operating activities was $17.2 million for the three months ended September 30, 2022. Capital expenditures totaled $14.5 million and primarily reflected the purchase of new manufacturing and storage equipment in our new 80,000 square foot manufacturing facility in New Mexico and additional automation equipment related to our Paramount, California location.
Full Year 2022 Outlook
As previously announced, the Company’s outlook for 2022 is as follows:
•Revenue of $235 - $245 million, down from prior guidance of $280-$285 million
•Gross margin of 0 - 3%, down from prior guidance of 8-10%
The Company also announced that it intends to raise additional debt or equity capital in the near future.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.
Conference Call and Webcast
The Company will host a conference call on November 15 at 5:00 p.m. Eastern Time. Investors interested in participating in the live call can dial:
•(877) 407-9753 from the U.S.

•(201) 493-6739 internationally.
The call will be webcast and available on the Investors section of the Company’s website at www.tattooedchef.com. The webcast will be archived for 90 days.
About Tattooed Chef
Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower pizza crusts, wood-fired plant-based pizzas, handheld burritos, quesadillas, and Mexican entrees, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.
Follow us on social: Facebook, Instagram, TikTok, Twitter, and LinkedIn and Taste the Jams on Spotify.
Forward Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “expansion,” “new,” “leverage,” “continues,” “maintains,” “opportunities,” “outlook,” “next,” “increase,” “expand,” “beyond,” “potential,” “growth,” “pipeline,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the ability to successfully reduce spending; the ability achieve positive EBITDA or cash flow; the ability to raise additional debt or equity capital on acceptable terms, or at all; uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the ability to build brand awareness and continue to launch innovative products; continued acceptance of Tattooed Chef branded products by new retail customers; the ability to increase in-store count and points of distribution; the outcome of any legal proceedings that may be instituted against Tattooed Chef; the ability to effectively and efficiently integrate recent and/or new acquisitions; competition and the ability of the business to grow and manage growth profitably; the impact of inflation, particularly with respect to freight and container expenses; the effect of possible supply chain disruption; uncertainty around the ability to bring the new operational sites up to full capacity; our ability to raise prices without decrementing sales volumes; and other risks and uncertainties indicated from time to time in our annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”), including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by COVID-19 or hostilities in Ukraine. Tattooed Chef undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Non-GAAP Measures
The Company seeks to achieve profitable, long-term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. The Company defines EBITDA as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back non-cash items, acquisition and integration costs, business transformation initiatives, and infrequent or unusual losses and gains in a non-recurring nature. The Company’s management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of its primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. The Company’s management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business.

INVESTORS
Stephanie Dieckmann, CFO	Devin Sullivan, SVP
Tattooed Chef	The Equity Group Inc.
(562) 602-0822	(212) 836-9608
dsullivan@equityny.com

David Shayne, Analyst
The Equity Group Inc.
(212) 836-9628
dshayne@equityny.com

TATTOOED CHEF, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except for share information)

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$14,220	$92,351
Accounts receivable, net	24,036	25,117
Inventory	76,824	56,256
Prepaid expenses and other current assets	7,170	7,027
TOTAL CURRENT ASSETS	122,250	180,751
Property, plant and equipment, net	68,115	46,476
Operating lease right-of-use asset, net	19,883	8,039
Finance lease right-of-use asset, net	5,511	5,639
Intangible assets, net	1,735	151
Deferred income taxes, net	242	266
Goodwill	26,705	26,924
Other assets	254	649
TOTAL ASSETS	$244,695	$268,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$46,311	$28,334
Accrued expenses	7,200	3,767
Line of credit	19,990	1,200
Notes payable, current portion	5,002	5,019
Forward contract derivative liability	4,556	1,804
Operating lease liabilities, current portion	2,446	1,523
Other current liabilities	356	122
TOTAL CURRENT LIABILITIES	85,861	41,769
Warrant liability	133	814
Operating lease liabilities, net of current portion	16,082	6,599
Notes payable, net of current portion	1,207	716
TOTAL LIABILITIES	103,283	49,898
COMMITMENTS AND CONTINGENCIES (See Note 18)

STOCKHOLDERS’ EQUITY
Preferred stock - $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock- $0.0001 par value; 1,000,000,000 shares authorized; 83,658,357 shares and 82,237,813 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	8	8
Additional paid in capital	252,885	242,362
Accumulated other comprehensive loss	(2,304)	(953)
Accumulated deficit	(109,177)	(22,420)
TOTAL STOCKHOLDERS’ EQUITY	141,412	218,997
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$244,695	$268,895

TATTOOED CHEF, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS (unaudited)
(in thousands, except for share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
		(As Restated)		(As Restated)
NET REVENUE	$54,115	$57,976	$179,536	$155,651
COST OF GOODS SOLD	58,010	53,018	180,212	139,557
GROSS (LOSS) PROFIT	(3,895)	4,958	(676)	16,094
OPERATING EXPENSES	31,572	12,793	79,313	40,810
LOSS FROM OPERATIONS	(35,467)	(7,835)	(79,989)	(24,716)
Interest expense	(230)	(45)	(313)	(159)
Other expense, net	(2,810)	(588)	(5,755)	(2,536)
LOSS BEFORE INCOME TAX BENEFIT (EXPENSE)	(38,507)	(8,468)	(86,057)	(27,411)
INCOME TAX BENEFIT (EXPENSE)	11	255	(700)	(47,794)
NET LOSS	$(38,496)	$(8,213)	$(86,757)	$(75,205)

NET LOSS PER SHARE
Basic	$(0.46)	$(0.10)	$(1.05)	$(0.92)
Diluted	$(0.46)	$(0.10)	$(1.05)	$(0.92)

WEIGHTED AVERAGE COMMON SHARES
Basic	82,794,581	81,957,170	82,440,867	81,404,348
Diluted	82,794,581	82,011,216	82,440,867	81,548,673

OTHER COMPREHENSIVE LOSS, NET OF TAX
Foreign currency translation adjustments	(490)	(808)	(1,351)	(909)
COMPREHENSIVE LOSS	$(38,986)	$(9,021)	$(88,108)	$(76,114)

TATTOOED CHEF, INC.
Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Net loss	$(38,496)	$(8,213)	$(86,757)	$(75,205)
Interest expense	230	45	313	159
Income tax expense	(11)	(255)	700	47,794
Depreciation and amortization	1,729	1,066	4,772	2,553
EBITDA	(36,548)	(7,357)	(80,972)	(24,699)
Adjustments
Stock compensation expense	7,821	842	10,523	4,344
Loss on foreign currency forward contracts	1,939	717	5,011	2,694
Gain on warrant remeasurement	(13)	(218)	(681)	(167)
Unrealized foreign currency losses	900	—	1,526	—
Acquisition expenses	113	281	337	1,007
UMB ATM transaction	—	126	—	148
Enterprise resource planning (“ERP”) related expenses	137	—	475	—
Dispute resolution and related fees	147	465	147	465
Total adjustments	11,044	2,213	17,338	8,491
Adjusted EBITDA	$(25,504)	$(5,144)	$(63,634)	$(16,208)